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                                                                   EXHIBIT 10.38

                                 PROMISSORY NOTE


Santa Clara, California                                 $200,000.00

February 26, 1999


1. FOR VALUE RECEIVED, the undersigned, Karen H. Haynes ("Haynes") unconditionally promises to pay to the order of Affymetrix, Inc. ("Affymetrix") at 3380 Central Expressway, Santa Clara, California (or at such other address as the holder of this Note may designate by notice to Haynes), the sum of Two Hundred Thousand Dollars ($200,000.00) with interest from the date hereof at 4.67% simple interest per annum. Such interest shall be paid quarterly.

2. This note shall become immediately due and payable in full upon the first to occur of 1) the stock trading window opening for sale of stock by an executive officer, 2) one year, or 3) when Haynes leaves the Company.

3. Haynes requests and authorizes Affymetrix to withhold any amount due Affymetrix hereunder from any salary, vacation, or other compensation due or payable to Haynes.

4. Haynes agrees to pay all reasonable costs of collection of this Note if payments are not made when due. If any legal action is necessary to enforce or collect this Note, such costs shall include, without limitation, reasonable attorney's fees. Interest shall accrue on all past due payments at the rate of 10% per annum or the highest rate permitted by law if lower.

5. This Note shall be governed by and construed in accordance with the internal laws of the State of California. Haynes consents to personal jurisdiction in any court in Santa Clara County, California.

/s/ Karen H. Haynes                                               2/26/99
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                                                                   Date

Witness:
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